Roscommon Country Village Limited

Dividend Housing Association, LLC

(a Michigan limited liability company)

MSHDA Development No. 1041

Financial Report

with Additional Information

December 31, 2006

Roscommon Country Village Limited Dividend Housing

Association, LLC

MSHDA Development No. 1041

Member Certification

We hereby certify that we have examined the accompanying financial statements and supplemental data of Roscommon Country Village Limited Dividend Housing Association, LLC (a Michigan limited liability company), MSHDA Project No. 1041 and, to the best of our knowledge and belief, they represent a true statement of the data set forth therein for the year ended December 31, 2006.

Roscommon Country Village Limited
Dividend Housing Association
Limited Liability Company
Raymond T. Cato, Managing
Member

May 7, 2008
Date

1D# 20-2065754
Partnership Employer Identification Number

Roscommon Country Village Limited Dividend Housing

Association, LLC

MSHDA Development No. 1041

Contents

Report Letter	I

Financial Statements

Balance Sheet	2

Statement of Operations	3

Statement of Members’ Equity	4

Statement of Cash Flows	5

Notes to Financial Statements	6-10

Additional Information	11

Report Letter	12

Schedule of Unadjusted Items	13

Schedule 1 - Funds Available for Distribution	14

Schedule II - Funds Available for Distribution	15

Report on Compliance with Laws and Regulations and Internal Control	16-23

Independent Auditor’s Report

To the Members

Roscommon Country Village Limited

Dividend Housing Association, LLC

Roscommon, Michigan

We have audited the accompanying balance sheet of Roscommon Country Village Limited Dividend Housing Association, LLC, MSHDA Development No. 1041, as of December 31, 2006 and the related statements of operations, members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America and Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roscommon Country Village Limited Dividend Housing Association, LLC, MSHDA Development No. 1041, as of December 31, 2006 and the results of its operations, changes in members’ equity, and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

In accordance with Government Auditing Standards, we have also issued our report dated May 7, 2008 on our consideration of Roscommon Country Village Limited Dividend Housing Association, LLC’s internal control over financial reporting and on our tests of its compliance with certain provisions of laws, regulations, contracts, and grant agreements. The purpose of that report is to describe the scope of our testing of internal control over financial reporting and compliance and the results of that testing, and not to provide an opinion on the internal control over financial reporting or on compliance. That report is an integral part of an audit performed in accordance with Government Auditing Standards and should be read in conjunction with this report in considering the results of our audit.

May 7, 2008

1

Roscommon Country Village Limited Dividend Housing

Association, LLC

MSHDA Development No. 1041

Balance Sheet

December 31, 2006

Assets
Partnership cash	$38,130
Prepaid expenses	2,805
Escrows (Note 3):
Real estate taxes	3,210
Insurance	5,118
Operating reserve	4,165
Tenant security deposits accounts - Savings (Note 2)	12,799
Other assets	51,663
Investment in rental property, at cost:
Land	55,600
Building and land improvements	3,195,421
Equipment and fixtures	216,562
Less accumulated depreciation	(111,004)
Total assets	$3,474,469

Liabilities and Members’ Equity

Liabilities
Bank overdraft	$2,505
Accounts payable - Operations	32,782
Developer fee payable (Note 5)	357,014
Accrued liabilities - Operating:
Mortgage interest	29,779
Management fees (Note 5)	1,203
Accrued liabilities - Partnership:
Accrued fees (Note 6)	62,100
Asset management fees (Note 5)	4,500
Tenant security deposits	12,800
Construction loan - MSHDA (Note 4)	1,763,976
HOME loan (Note 4)	629,000
Related party payables (Note 5)	7,503

Total liabilities	2,903,162

Members’ Equity	571,307

Total liabilities and members’ equity	$3,474,469

See Notes to Financial Statements.

2

Roscommon Country Village Limited Dividend Housing

Association, LLC

MSHDA Development No. 1041

Statement of Operations

Year Ended December 31, 2006

Revenue
Rental income - Apartments	$241,176
Vacancy loss	(167,232)

Net rental income	73,944

Other income:
Interest income	1,128
Miscellaneous	13,870

Total other income	14,998

Total revenue	88,942

Expenses
Administrative	34,950
Management fee - Operating account	14,437
Salaries and wages	21,705
Operating and maintenance	28,967
Utilities	36,757
Depreciation and amortization	112,606
Payroll taxes	3,067
Insurance	9,849
Interest	68,311
Partnership expense - Asset management fee (Note 5)	4,500
Total expenses	335,149
Net Loss	$(246,207)

See Notes to Financial Statements.

3

Roscommon Country Village Limited Dividend Housing

Association, LLC

MSHDA Development No. 1041

Statement of Members’ Equity

Year Ended December 31, 2006

	Managing Member	Investor Member	Total
Balance - January 1, 2006	$56,000	$420,773	$476,773
Contributions	71,500	269,241	340,741
Net loss	(25)	(246,182)	(246,207)
Balance - December 31, 2006	$127,475	$443,832	$571,307

See Notes to Financial Statements.

4

Roscommon Country Village Limited Dividend Housing

Association, LLC

MSHDA Development No. 1041

Statement of Cash Flows

Year Ended December 31, 2006

Cash Flows from Operating Activities
Net loss	$(246,207)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	111,004
Amortization	1,602
Changes in operating assets and liabilities which provided (used) cash:
Escrows	(12,493)
Funded resident security deposits	(12,799)
Accounts payable	32,782
Accrued liabilities	35,482
Residents’ security deposits	12,800

Net cash used in operating activities	(80,634)

Cash Flows from Investing Activities - Purchase of property and equipment	(3,295,106)

Cash Flows from Financing Activities
Net increase in bank overdraft	2,505
Proceeds from MSHDA mortgage	1,763,976
General partner advances	7,503
Partner contributions	755,014
Cash paid for intangible assets	(53,265)

Net cash provided by financing activities	3,104,733

Net Increase in Cash	38,130

Cash - January 1, 2006	-

Cash - December 31, 2006	$38,130

Supplemental Cash Flow Information
Cash paid for interest including interest capitalized of $35,303	$35,287
Noncash items:
Amounts capitalized in fixed assets that were contributed to the Company by a member	62,500
Amounts capitalized in fixed assets that remain unpaid at year end	419,114

See Notes to Financial Statements.

5

Roscommon Country Village Limited Dividend Housing

Association, LLC

Notes to Financial Statements

December 31, 2006

Note I - Organization and Summary of Significant Accounting Policies

Roscommon Country Village Limited Dividend Housing Association, LLC (the “Company”) was formed in August 2005 under the Michigan Uniform Limited Liability Company Act for the purpose of acquiring, owning, constructing, and operating a 40- unit rental housing project located in Roscommon, Michigan that was financed in part with proceeds of a mortgage loan from the Michigan State Housing Development Authority (MSHDA). The term of the operating agreement expires on December 31, 2058.

The responsibility for management of the affairs of the Company and the ongoing management of Roscommon Country Village Limited Dividend Housing Association, LLC is vested in the manager member. The members and their respective ownership percentages are Cato Group, LLC (.009 percent), Markey Christian Ministries, Inc. (.001 percent), WNC Housing, L.P. (.01 percent), and WNC Holding, LLC (99.98 percent).

Under the terms of the Regulatory Agreement executed in connection with obtaining the mortgage loan, MSHDA regulates rental rates and distributions to members. The agreement contains requirements including operating policies, maintaining a reserve fund for replacements, and maintaining an operating assurance escrow upon permanent financing. Operations of the Company are limited to the rental of apartment units owned by the Company.

Significant accounting policies are as follows;

Basis of Accounting - The Company maintains its accounting records and prepares its financial statements on an accrual basis, which is in accordance with accounting principles generally accepted in the United States of America.

Classification of Assets and Liabilities - The financial affairs of the Company generally do not involve a business cycle. Accordingly, the classification of current assets and current liabilities is not considered appropriate and has been omitted from the balance sheet.

As required by MSHDA, certain items in the financial statements have been designated as operating items as they relate to the operation of the housing project, and certain items have been designated as partnership items as they relate to the operation of the Company that owns the housing project.

6

Roscommon Country Village Limited Dividend Housing

Association, LLC

Notes to Financial Statements

December 31, 2006

Note I - Organization and Summary of Significant Accounting Policies (Continued)

Low-income Housing Credits - The Company has qualified for and has been allocated low-income housing tax credits pursuant to Internal Revenue Code Section 42 (Section 42), which regulates the use of the project’s units as to occupant eligibility and unit gross rent, among other requirements. The project’s units must meet the provisions of these regulations during each of 15 consecutive years in order for the Company to remain qualified to receive the credits. The Company has also executed a Regulatory Agreement, which requires the utilization of the project pursuant to Section 42 for a minimum of 35 years, even if disposition of the project by the Company occurs.

Land, Buildings, and Equipment - Land, buildings, and equipment are recorded at cost. Depreciation is calculated using the straight-line basis method over the estimated useful lives of the assets, which range from 5 to 40 years. Maintenance and repairs are charged to expense when incurred.

Other Assets - Deferred mortgage costs of $41,265 are amortized using the straight- line method over the term of the mortgage. Low-income tax credit and monitoring fees of $12,000 are amortized using the straight-line method over 15 years. Accumulated amortization at December 31, 2007 is $ 1,602 and amortization expense was $ 1,602 for the year ended December 31, 2006.

Rental Income - The Company records apartment rentals at gross potential rent as prescribed by MSHDA. Rental value of vacancies is stated separately to present net rental income.

Allowance for Bad Debts - No allowance for bad debts is recorded. Tenant accounts generally are collectible as long as a tenant is occupying a unit. When a tenant vacates a unit, any unpaid amount remaining after application of security deposits is charged to bad debt expense.

Property Taxes - The Company is a participant in a tax abatement program providing for payments in lieu of property taxes. The payments are computed as 4 percent of rental income less utilities expense. The payments are deducted in the statement of operations in the year in which the related rental income and utilities expense are recognized.

Income Taxes - No provision has been made in the financial statements for income taxes because, as a partnership, all income and expenses are allocated to the members for inclusion on their respective income tax returns.

7

Roscommon Country Village Limited Dividend Housing

Association, LLC

Notes to Financial Statements

December 31, 2006

Note I - Organization and Summary of Significant Accounting Policies (Continued)

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Impairment of Assets - The Company measures impairment in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-lived Assets to be Disposed of, which requires impairment losses to be recorded on specific long-lived assets used in operations where indicators of impairment are present and the undiscounted cash flows (net realizable value) estimated to be generated by those assets are less than the assets’ carrying amount. No impairment of the Company’s rental property has occurred.

Note 2 - Tenant Security Deposits

In accordance with MSHDA regulations, tenant security deposits are funded in a separate checking account used only for the receipt and disposition of security deposits. These deposits are restricted and are to be used primarily to offset delinquent tenant receivables and damages upon expiration of their leases. Tenant security deposits are refundable to tenants upon expiration of their lease agreement with the Company.

Note 3 - Escrows

The funds held by the mortgagee represent escrows and restricted funds for taxes, insurance, replacement reserve, and operating reserve escrows. The taxes, insurance, and replacement escrow consist of deposits by the Company to offset specific expenses and to replace structural elements and mechanical equipment replacement upon authorization by MSHDA.

Note 4 - Mortgage Notes Payable - MSHDA

The Company has a construction loan to MSHDA in the maximum amount of $1,807,000 at 4.5 percent, requiring interest-only payments until permanent financing is closed on the project. The note is collateralized by the rental property of the project and is dated August 15, 2005.

8

Roscommon Country Village Limited Dividend Housing

Association, LLC

Notes to Financial Statements

December 31, 2006

Note 4 - Mortgage Notes Payable - MSHDA (Continued)

On February 16, 2005, the Company entered into a HOME rehabilitation mortgage note with MSHDA in the amount of $629,000 for the purpose of repairing and refurbishing the project in accordance with the regulations of the HOME Investments Partnership Program. The note is collateralized by a mortgage on the real estate and improvements thereon. As long as the first mortgage loan is outstanding, annual principal payments shall be made equal to 25 percent of any funds otherwise available to the Company for distribution, as defined in the note. Beginning on the first day of the first month following repayment or acceleration of the first mortgage loan and each month thereafter, monthly payments of principal and interest at 4.5 percent are due in an amount equal to the previously paid amount on the first mortgage. All principal and interest payable are due no later than February 1, 2055.

Note 5 - Related Party Transactions

Property Management Fees - The Company has contracted with a management agent, Cato Companies, which is an affiliate of the managing member, for conducting the rental operations of the Company. Management fees expense for the year ended December 31, 2006 totaled $ 14,437, of which $ 1,203 remains payable at December 31, 2006. Cato Companies also provides administrative and routine maintenance services to the Company. The Company reimburses Cato Companies for its payroll and employee benefit expenses. Payroll and related costs for the year ended December 31, 2006 were $24,772, of which $1,023 remains payable at December 31, 2006 and is included in accounts payable - trade.

Developer Fees - Developer fees are payable to an affiliate of the managing member for services rendered in negotiating, coordinating, and supervising the planning architectural, engineering, and construction services necessary for construction of the project. The development agreement specifies total payment of $357,014. The developer fees are capitalized as part of the building and improvements and have been earned and recognized in accordance with the development fee agreement. As of December 31, 2006, $357,014 of these developer fees remains payable.

Asset Management Fees - The Company incurs an annual asset management fee of $4,500 to the investor member for services in assisting with the preparation of reports to be provided to the partners. At December 31, 2006, $4,500 is payable and will be disbursed from available cash flow from operations as detailed in the operating agreement.

Related Party Payables - During the year ended December 31, 2006, an affiliate of the managing member advanced $7,503 to cover operating deficits during lease-up. The advances are unsecured, noninterest-bearing, and will be repaid from future excess cash flows of the Company.

9

Roscommon Country Village Limited Dividend Housing

Association, LLC

Notes to Financial Statements

December 31, 2006

Note 5 - Related Party Transactions (Continued)

Following is a summary of fees paid or accrued to related parties:

		Amount Paid/
		Accrued per	Amount Paid/
	Brief Description of	Development’s	Accrued per
Name of Related Party	Work/Services	Operating	Company’s
2006	Performed	Account	Account	Total

Cato Companies	Management fees	$14,437	$-	$14,437
Cato Companies	Payroll reimbursement	24,772	-	24,772
Cato Group LLC	Development fee	-	357,014	357,014
WNC Holding, LLC	Asset management fee	-	4.500	4,500

Note 6 - Capital Contributions

Total capital contributions required by the investor member per the operating agreement total $841,461, of which $679,994 has been paid in as of December 31, 2006. The capital contributions paid in as of December 31, 2006, as well as any remaining amounts, are subject to future adjustments as set forth in the partnership agreement. Such adjustments will be based on actual performance versus forecasted lease-up schedules and anticipated tax credits.

In addition, Markey Christian Ministries (MCM), a member of the Company, has contributed $120,600 to the Company in cash and property. In addition, MCM has agreed to pay for the tap fees associated with constructing the project. The tap fees will be paid in installments over 10 years and total $69,000. If MCM were to fail to make the required payments, the Company would be obligated to make the remaining payments. For the year ended December 31, 2006, $6,900 was paid toward the tap fees by MCM, and as such, has been accounted for as a capital contribution. The remaining amount outstanding is $62,100.

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